Form U-12(I)-B Index

Name Page

Thos. E. Capps...............................................................................................................................	1
Thomas F. Farrell, II......................................................................................................................	2
Edgar M. Roach, Jr........................................................................................................................	3
James P. O'Hanlon........................................................................................................................	4
Robert E. Rigsby...........................................................................................................................	5
Duane C. Radtke...........................................................................................................................	6
David A. Christian.........................................................................................................................	7
Eva Teig Hardy..............................................................................................................................	8
William C. Hall, Jr.........................................................................................................................	9
James L. Sanderlin.........................................................................................................................	10
Philip E. Riley, Jr...........................................................................................................................	11
Carolyn J. Moss.............................................................................................................................	12
Kelly G. Chapman.........................................................................................................................	13
Bruce C. McKay............................................................................................................................	14
Jayne L. Victor..............................................................................................................................	15

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

Thos. E. Capps

120 Tredegar Street, Richmond VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as President, Chief Executive Officer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
Thos. E. Capps	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ Thos. E. Capps
Thos. E. Capps

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

Thomas F. Farrell, II

120 Tredegar Street, Richmond VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Executive Vice President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
Thomas F. Farrell, II	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: None

(b) Itemized list of all other expenses: None

/s/ Thomas F. Farrell, II
Thomas F. Farrell, II

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

Edgar M. Roach, Jr.

625 Liberty Avenue, Pittsburgh, PA 15222

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Executive Vice President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
Edgar M. Roach, Jr.	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: None

(b) Itemiized list of all other expenses: None

/s/ Edgar M. Roach, Jr.
Edgar M. Roach, Jr.

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

James P. O'Hanlon

120 Tredegar Street, Richmond VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Executive Vice President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
James P. O'Hanlon	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ James P. O'Hanlon
James P. O'Hanlon

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

Robert E. Rigsby

701 East Cary Street, Richmond, VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Executive Vice President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
Robert E. Rigsby	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ Robert E. Rigsby
Robert E. Rigsby

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

Duane C. Radtke

Four Greenspoint Plaza, 16945 Northchase Drive, Suite 1750, Houston, TX 77060

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Executive Vice President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
Duane C. Radtke	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ Duane C. Radtke
Duane C. Radtke

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

David A. Christian

5000 Dominion Blvd.,Glen Allen, VA 23060

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Senior Vice President - Nuclear Operations and Chief Nuclear Officer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
David A. Christian	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ David A. Christian
David A. Christian

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

Eva Teig Hardy

701 East Cary Street, Richmond, VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Senior Vice President - External Affairs and Corporate Communications

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
Eva Teig Hardy	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ Eva Teig Hardy
Eva Teig Hardy

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

William C. Hall, Jr.

120 Tredegar Street, Richmond VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Vice President - External Affairs and Corporate Communications

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
William C. Hall, Jr.	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ William C. Hall, Jr.
William C. Hall, Jr.

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

James L. Sanderlin

120 Tredegar Street, Richmond VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Senior Vice President - Law

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
James L. Sanderlin	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ James L. Sanderlin
James L. Sanderlin

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

Philip E. Riley, Jr.

625 Liberty Avenue, Pittsburgh, PA 15222

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Senior Vice President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
Philip E. Riley, Jr.	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ Philip E. Riley, Jr.
Philip E. Riley, Jr.

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

Carolyn J. Moss

3901 Fair Ridge Drive, Fairfax, VA 22033

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Director - Corporate Federal Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
Carolyn J. Moss	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ Carolyn J. Moss
Carolyn J. Moss

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

Kelly G. Chapman

444 North Capitol Street NW, Suite 729, Washington, DC 20001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Chief Federal Lobbyist

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
Kelly G. Chapman	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ Kelly G. Chapman
Kelly G. Chapman

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

Bruce C. McKay

444 North Capitol Street NW, Suite 729, Washington, DC 20001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Chief Federal Lobbyist

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
Bruce C. McKay	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ Bruce C. McKay
Bruce C. McKay

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2003

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT

OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED

HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT

CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:

Jayne L. Victor

444 North Capitol Street NW, Suite 729, Washington, DC 20001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:

None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:

Dominion Resources, Inc., registered holding company;

Dominion Resources Services, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:

Employed full time as Director - Director Federal and Political Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)
Salary or other Compensations
	received	to be received	Person or company from whom
Name of Recipient	(a)	(b)	received or to be received
Jayne L. Victor	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a)   Total amount of routine expenses charged to client: None

(b)   Itemized list of all other expenses: None

/s/ Jayne L. Victor
Jayne L. Victor

Date: June 14, 2001

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.